Exhibit 8.1

POET Technologies
List of Associated Companies
2025

All Companies 100% owned either by the Parent or a Subsidiary



POET Technologies Inc.
(Ontario - Canada)
100%
100%
Opel Solar Inc.
(USA - Delaware)
100%
BB Photonics Inc. (USA
-New Jersy)
100%
POET Technologies Pte Ltd.
(Singapore)
100%
ODIS Inc.
(USA - Delaware)
100%
POET Optoelectronics
Shenzhen Co. Ltd (China)
100%
Super Photonics Xiamen Co.,
Ltd (China)
100%
POET Technologies Sdn Bhd
(Malaysia)